EXHIBIT 10.1
Haights Cross Communications, Inc.
Separation and Release Agreement
     On August 24, 2007 this Separation and Release Agreement (the or this “Release Agreement”) by and between Peter J. Quandt (“Employee”), on the one hand and Haights Cross Communications, Inc. (the “Company”) on the other hand, is presented to Employee. This Release Agreement, executed on the date specified below (the date of execution by the Employee hereinafter referred to as the “Execution Date”), shall be in full force and effect as of the Effective Date (as defined below).
RECITAL
     WHEREAS, Employee and Company desire to reach a mutual understanding and acceptance of the terms and conditions related to Employee’s separation from employment with Company;
     WHEREAS, Employee and Company have entered into that certain Employment Agreement dated January 31, 2007 (the “Employment Agreement”);
     WHEREAS, Employee and Company entered into a certain Noncompetition Agreement, dated January 31, 2007 (the “Noncompetition Agreement”);
     WHEREAS, Employee and Company entered into a certain Management Stock Purchase Agreement, dated August 10, 2007 ( the “Stock Purchase Agreement”), pursuant to which Employee purchased 225,000 shares of the common stock, $.001 par value, of Company (the “Employee Stock”);
     WHEREAS, on or about August 10, 2007 a recapitalization of the equity of Company was effectuated as a result of which Employee was issued 78,736 shares of the common stock, $.001 par value, of Company (the “PJQ Stock”)
     WHEREAS, Employee and Company are parties to a certain Shareholders Agreement, dated August 10, 2007 (the “Shareholders Agreement”).
AGREEMENT
     NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained it is hereby agreed as follows:
     1. Employee shall cease to be an employee of Company as of August 24, 2007 (the “Separation Date”) and shall execute and deliver a letter of resignation to the Company in the form attached as Exhibit A hereto and dated the Separation Date.

     2. In consideration of Employee’s accepting and not revoking this Release Agreement:
     (a) Company shall pay Employee a lump sum of $2,583,954.76 upon expiration of the revocation period described in Section 20 and shall pay Executive $62,500 each month following the Separation Date for twenty (20) months in accordance with Section 3 of the Noncompetition Agreement and the terms therein, which amounts would not be due him if he did not execute this Release Agreement. If there is any inconsistency between the Employment Agreement and this Release Agreement, this Release Agreement shall control. The payments indicated in this Section 2 hereof shall be net of all other withholdings required by law, including, without limitation, applicable federal and state taxes and shall be in lieu of, and full satisfaction thereof, any and all payments due pursuant to Section 3 of the Employment Agreement.
     (b) As of the Effective Date, all of the Employee Stock shall be deemed to be “Vested Shares” as such term is defined under the Stock Purchase Agreement. If there is any inconsistency between this Release Agreement and the Stock Purchase Agreement, this Release Agreement will control; provided, however, that nothing herein shall supersede or modify the provisions of Sections 4(b) and 5, respectively, of the Stock Purchase Agreement. Notwithstanding any other provision contained herein, Employee is not waiving or releasing any of the rights of Employee in the Employee Stock or the PJQ Stock.
     3. Employee agrees that Company is authorized to open any and all business mail addressed to Employee at Company’s address. Employee further understands that the Company will not be responsible for forwarding mail.
     4. (a) In consideration for, among other things, the payments to be made pursuant to Section 2 (a) above and the vesting of the Employee Stock pursuant to Section 2 (b) above, Employee, for himself, his agents, legal representatives, assigns, heirs, distributes, devisees, legatees, administrators, personal representatives and executors (collectively, the “Releasing Parties”), hereby releases and discharges the Company and its present and past subsidiaries and affiliates, its and their respective successors and assigns, and the present and past shareholders, officers, directors, employees, agents and representatives of each of the foregoing (collectively, the “Releasees”), from any and all claims, demands, actions, liabilities and other claims for relief and remuneration whatsoever, whether known or unknown, from the beginning of the world to the date Employee signs this Release Agreement, excluding any and all claims, demands, actions, liabilities and other claims for relief and remuneration under the Employment Agreement and Noncompetition Agreement, but otherwise including, without limitation, any claims arising out of or relating to Employee’s employment with and termination of employment from the Company, for wrongful discharge, for breach of contract, for discrimination or retaliation under any federal, state or local fair employment practices laws, including, Title VII of the Civil Rights Act of 1964 (as amended by the Civil Rights Act of 1991), the Family and Medical Leave Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act, for defamation or other torts, for wages, bonuses, incentive compensation, stock, stock options, vacation pay or any other compensation or benefit and any claims under any tort or contract (express or implied) theory, and any of the claims, matters and issues which could have been asserted by the Releasing Parties against the Released Parties in any legal, administrative or other proceeding in any jurisdiction.
     (b) Employee further agrees not to seek or accept any damages or relief for his own benefit, including attorneys’ fees or costs, with respect to any claims released by the language above; however, Employee shall have the right to seek recovery of any costs incurred, including attorney fees and costs, in enforcing his rights under the Employment Agreement and Noncompetition Agreement in accordance with Section 12 of the Employment Agreement.
     5. It is understood and agreed that, with the exception of all obligations of the Company under the Employment Agreement, the Noncompetition Agreement, the Stock Purchase Agreement, the Shareholders Agreement and this Release Agreement, and the rights of Employee to the Employee Stock and the PJQ Stock, all which shall remain fully binding and in full effect subsequent to the execution of this Release Agreement, the release set forth in the preceding Section is intended as and shall be deemed to be a full and complete release of any and all claims that Employee or Releasing Parties may or might have against Releasees, or any of them, arising out of any occurrence arising on or before the Execution Date and said release is intended to cover and does cover any and all future damages not now known to Employee or which may later develop or be discovered, including all causes of action therefore and arising out of or in connection with any occurrence arising on or before the Execution Date.
     6. By signing and returning this Release Agreement, Employee acknowledges that Employee:
     (a) has carefully read and fully understands the terms of this Release Agreement;
     (b) is entering into this Release Agreement voluntarily and knowing that Employee is releasing claims that Employee has or believes Employee may have against the Releasees; and
     (c) has obtained advice of counsel with respect to the negotiation and execution of this Release Agreement.

  7.
     (a) Employee agrees to return all Company property in Employee’s possession to Company immediately, except as otherwise provided in the Employment Agreement. Employee acknowledges receipt and agrees to the terms of the Notice on Conclusion of Employment, attached hereto as Exhibit B. The terms of Exhibit B are incorporated herein and any violation of Exhibit B shall be deemed a material violation of this Release Agreement.
     (b) Should Employee violate any of his obligations under paragraph 7(a) of this Release Agreement, or his obligations under Section 6 of his Employment Agreement or Section 2 of his Noncompetition Agreement, the Company may cease making payments and continuing benefits to the extent provided in the Employment Agreement and Noncompetition Agreement without in anyway affecting the continuing validity of the release set forth in paragraph 4 of this Release Agreement. Employee agrees that restrictions contained in paragraph 7(a) (including Exhibit B) are necessary to protect the business of the Company and are considered reasonable for such purposes. Employee agrees that any breach of any provision of paragraph 7(a) (including Exhibit A), Section 6 of the Employment Agreement or Section 2 of the Noncompetition Agreement may cause the Company substantial and irreparable damages which are difficult to measure. Therefore, in the event of any such breach or threatened breach, Employee agrees that, in addition to all other rights and remedies, the Company shall have the right to immediate injunctive relief.
     8. Employee and Company will use their best efforts to ensure that the certificate or certificates evidencing the Employee Stock and the PJQ Stock, or replacement certificates therefore are delivered to Employee within 10 business days after the Effective Date; subject to the Employee either returning to the Company the previously issued stock certificates representing the Employee Stock and the PJQ Stock or, in lieu thereof, executing and delivering an Affidavit of Loss. There are no requirements that the Employee Stock be subject to any escrow.
     9. Employee hereby agrees that he shall support the Company in public statements and in dealings with third parties, and will refrain from making any derogatory or false statements with respect to the Company or any of its officers, directors, employees, advisors, customers, shareholders or other related or affiliated parties or any other Releasees. Company hereby agrees that it shall direct its officers, directors, employees, advisors, shareholders or other related or affiliated parties to support Employee in public statements and in dealings with third parties, and to refrain from making any derogatory or false statements with respect to Employee.
     10. Employee agrees and understands that neither the content nor the execution of this Release Agreement shall constitute or be construed as any implied or actual admission by Company of any liability to or of the validity of any claim by Employee that the Company engaged in any wrongdoing.

     11. Employee hereby represents and agrees that in entering into this Release Agreement, Employee has relied solely upon Employee’s own judgment, belief and knowledge and Employee’s own legal and other professional advisors and that no statement made by or on behalf of Company has in any way influenced Employee in such regard.
     12. As soon as practical after the execution of this Agreement, the Company shall issue a press release in the form attached hereto as Exhibit C or in such other form as agreed to by Employee and the Company.
     13. Employee hereby represents and warrants to Company that Employee has not assigned any claim that Employee may or might have against Company, from which the Company would otherwise be released pursuant to this Release Agreement, to any third party.
     14. In the event of any conflict between this Release Agreement and the Employment Agreement, the Noncompetition Agreement, the Stock Purchase Agreement, the Shareholders Agreement, or any other agreement to which either Company, or any affiliates of the Company and Employee are a parties, the provisions of this Release Agreement shall prevail.
     15. Each party shall pay its own attorneys’ fees, costs and expenses related to this Release Agreement, except as provided in paragraph 4(b).
     16. This Release Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to conflict of laws principles.
     17. It is agreed by each of the parties hereto that they have read the above and fully understand the terms of this Release which they voluntarily execute in good faith and deem to be a full and equitable settlement of this matter.
     18. The provisions of this Release Agreement are severable. If any provision of this Release Agreement is declared invalid or unenforceable, any court of competent jurisdiction reviewing such provision shall enforce the provision to the maximum extent permissible under applicable law. Any ruling will not affect the validity and enforceability of any other provision of the Release Agreement.
     19. For a period of ninety (90) days after the Separation Date, Employee shall be granted access to the Company telephone currently used by Employee (914-289-9410 ) and the Company shall forward all personal emails received by Company to an email account designated by Employee.
     20. Employee acknowledges that he has been given the opportunity to consider this Release Agreement before signing it. For a period of seven (7) days from the date Employee signs this Release Agreement, Employee has the right to revoke this Release Agreement by written notice to the undersigned. This Release Agreement shall not become effective or enforceable until the expiration of the revocation period. This Release Agreement shall become effective on the first business day following the expiration of the revocation period (the “Effective Date”).
     21. Company shall provide Employee with a certification from the Corporate Secretary certifying (i) that the Board of Directors has authorized Executive Vice President and Chief Financial Officer to execute this Release Agreement on behalf of the Company and (ii) the Resignation has been accepted by the Board of Directors.

     IN WITNESS WHEREOF, Company and Employee have executed and delivered this Release Agreement as of the date first written above.

/s/ Peter J. Quandt
Peter J. Quandt

HAIGHTS CROSS COMMUNICATIONS, INC.
By:	/s/ Paul J. Crecca
Paul J. Crecca, its duly authorized Executive
Vice President and Chief Financial Officer